                                                                      EXHIBIT 11

               SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    YEAR (52 WEEKS) ENDED DECEMBER 30, 2001

Net loss for the computation of per share earnings (loss)......... $(3,019,020)
Basic net loss per share of common stock.......................... $     (0.68)
                                                                   ===========
Diluted net loss per share of common stock........................ $     (0.68)
                                                                   ===========
Weighted average common stock issued and outstanding..............   4,454,015


   Options and warrants granted:

                    Number of
                   Exercisable                     Exercise Price
   Date              Shares                           Per Share
   ----            -----------                     ---------------
Various              864,025                       $0.20 to $11.00                            --
                                                                                       ---------
                                                                                       4,454,015
                                                                                       =========

   * Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock. The common stock equivalents are excluded from both the basic and fully diluted calculation as they are anti-dilutive.